EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares and the American Depositary Shares representing Ordinary Shares, in each case of Nightstar Therapeutics plc, and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

Dated: February 2, 2018

SYNCONA PORTFOLIO LIMITED

By:	/s/ Martin Murphy
Name:	Martin Murphy
Title:	Director

SYNCONA HOLDINGS LIMITED

By:	/s/ Martin Murphy
Name:	Martin Murphy
Title:	Director

SYNCONA LIMITED

By:	/s/ Jeremy Tigue
Name:	Jeremy Tigue
Title:	Director